ALBANY                                News
INTERNATIONAL                                Release
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                                             For additional information contact:
                                             David C. Michaels
                                             Vice President-Treasury & Tax
                                             518.445.2212

FOR IMMEDIATE RELEASE

                  ALBANY INTERNATIONAL ANNOUNCES NEW REVOLVING
                                 CREDIT FACILITY

      Albany, New York, January 8, 2004 - Albany International Corp. (NYSE/PCX/FWB:AIN) reported today that it had entered into a new, five-year $460 million revolving credit facility with a group of banks. The new facility, which is unsecured, replaces a $500 million facility that had been secured by a pledge of shares of certain subsidiaries. At closing, the Company borrowed $200 million under the new facility and, based upon the maximum leverage ratio permitted under the new facility, could have borrowed an additional $240 million. While interest rate margins, which continue to be determined by the Company's leverage ratio, are comparable or slightly higher than rates under the previous facility, the rate at the initial $200 million borrowing level is the same as under the previous facility.

      JPMorgan Chase Bank will continue to serve as Administrative Agent under the new facility. In addition, Fleet National Bank and ABN AMRO Bank, N.V. served as co-syndication agents, and Sumitomo Mitsui Banking Corp., New York and Wachovia Bank, N.A. served as co-documentation agents.

      Albany International is the world's largest producer of paper machine clothing and high-performance doors, with manufacturing plants in 15 countries and sales worldwide. Additional information about the Company's business and products is available at www.albint.com.

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                                                      Albany International Corp.
                                                      P.O. Box 1907
                                                      Albany, New York  12201
                                                      www.albint.com